EXHIBIT 99.1

BIOLASE NAMES TODD A. NORBE PRESIDENT, CHIEF EXECUTIVE OFFICER

John R. Beaver Promoted to Executive Vice President and Chief Financial Officer

IRVINE, Calif.,–August 8, 2018–BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers announced today that it has named Todd A. Norbe, a veteran dental industry executive and a member of the Company’s Board of Directors, as President and Chief Executive Officer. BIOLASE also announced that Senior Vice President and Chief Financial Officer John R. Beaver, who has been serving as the Company’s Interim Chief Executive Officer, has been promoted to Executive Vice President and Chief Financial Officer.

Mr. Beaver will host today’s previously scheduled 2018 second quarter earnings conference call at 4:30 p.m. Eastern Time.

“We are very excited and fortunate to have Todd step in as CEO and believe his willingness to do that, given his vantage point as a board member, demonstrates his bullishness on the future of lasers in dentistry and BIOLASE,” said Jonathan T. Lord, M.D., Chairman of the Board.  “In the short time that he has been on the BIOLASE Board, he has been a key contributor to the vision and strategy of the Company. Todd is a true leader with excellent management skills and an exceptional record of accomplishment in the global dental market.”

Mr. Norbe said, “I look forward to working with the BIOLASE team to advance dentistry that will benefit both the patient and our valued customer, the dentist.”

Dr. Lord added, “We are confident that Todd and John, along with our newly-constituted Board of Directors, represent a very strong and experienced leadership team. This group has proven leadership in the dental industry and in driving the adoption of innovation in clinical practice.

“Minimally invasive laser dentistry is the future of the dental industry, especially in growing areas like pediatric care and implant periodontitis. Our team is focused on expanding the adoption of our all-tissue lasers throughout the dental industry.”

Dr. Lord added that the Board of Directors thanked Mr. Beaver and all of the employees for their performance during the four months he served as interim CEO.

“John’s effort this quarter was fantastic, and it shows in the results, particularly in the traction we are gaining in our Southern California-focused sales, marketing and training initiative,” Lord said. “We are seeing significant increases in both adoption and utilization of all-tissue lasers. Building revenue through the sale of more lasers and recurrent revenue through consumables, is our goal.”

Mr. Norbe, 51, who was named to the BIOLASE board in June 2018, is a senior executive with broad experience in the global dental industry. Most recently he was the President, North America of KaVo Kerr, a subsidiary of the Danaher Corporation. KaVo Kerr delivers dental instruments, imaging solutions, dental treatment units and premier consumables worldwide. He served as Vice President and General Manager of Metrex Medical – Sybron Dental Specialties, continuing in that role after it was acquired by Danaher in 2006.

Mr. Norbe has an MBA in Management from Fairleigh Dickinson University, and a BS in Marketing from Bloomsburg University. He has also served on the Board of the Dental Trade Association Foundation and the National Children's Oral Health Foundation.

Mr. Beaver, 57, joined BIOLASE in October 2017 and brought proven leadership and technical experience in finance and business management in both public and private companies.

Prior to joining BIOLASE, Mr. Beaver served as the Chief Financial Officer of San Jose, CA-based Silicor Materials, Inc., a global leader in the production of solar silicon, from 2009 to 2013 and from 2015 to 2017. He also served on Silicor’s Board of Directors from 2013 to 2015.

Previously, Mr. Beaver was Senior Vice President Finance and Chief Financial Officer at Sterling Chemicals, a mid-sized public commodity chemical manufacturer.  Among his other roles at Sterling he also served as its Vice President, Corporate Controller. Mr. Beaver has a Bachelor of Business Administration degree in Accounting from the University of Texas at Austin, and he is a Certified Public Accountant.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including cone beam digital x-rays and CAD/CAM intra-oral scanners. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 244 patented and 74 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold approximately 37,600 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995 that involve significant risks and uncertainties, including statements regarding expected effects of the April 2017 financing and anticipated growth. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release.  Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission.  Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.DresnerAllenCaron

John R. BeaverRene Caron (Investors)

Executive Vice President and Chief Financial Officerrcaron@dresnerallencaron.com

jbeaver@biolase.com                                                                 949-474-4300 (office)

888-424-6527949-813-6945 (mobile)

Len Hall (Financial Media)

lhall@dresnerallencaron.com

949-474-4300 (office)

949-280-0413 (mobile)